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EXHIBIT 10.3

                                                             EXECUTION ORIGINAL

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "AGREEMENT") is effective as of this 30th day of July, 2001 (the "EFFECTIVE DATE"), by and between Rhythms NetConnections Inc., a Delaware corporation with offices at 9100 East Mineral Circle, Englewood, Colorado 80112 (the "COMPANY"), and Steve Stringer, an individual residing at
                ("EXECUTIVE"). Each of the Company and Executive are referred to herein as a "PARTY," and the two of them, together, are collectively referred to herein as the "PARTIES".

                               W I T N E S S E T H

     WHEREAS, Executive was appointed President and Chief Operating Officer ("COO") (collectively, "PRESIDENT") of the Company, effective as of April 21, 1999;

     WHEREAS, at the request of the Board of Directors of the Company (the "BOARD"), as of April 2, 2001, Executive assumed and agreed to perform the duties, responsibilities and obligations of the Chief Executive Officer ("ACTING CEO"), but retained the titles of President and COO; and

     WHEREAS, certain compensation, incentive compensation, bonus and retention programs were put into place for Executive in February 2001 (the "EXISTING PROGRAMS"); and

     WHEREAS, as an incentive for Executive to remain in the employ of the Company, continue to perform all duties, responsibilities and obligations of the President and accept and perform all of the duties, responsibilities and obligations of the Acting CEO and in order to memorialize the Existing Programs and other arrangements by and between the Company and Executive, the Executive and the Company entered into that certain Employment Agreement, dated as of June 1, 2001 (the "ORIGINAL AGREEMENT"); and

     WHEREAS, the Company has entered into a Voting Agreement (the "VOTING AGREEMENT") with the Ad Hoc Committee of Bondholders (the "AD HOC COMMITTEE"), pursuant to which the Company has agreed, among other things, to file for protection under Chapter 11 of the Bankruptcy Code ("CHAPTER 11") on August 1, 2001; and

     WHEREAS, it is a condition to the continuing effectiveness of the Voting Agreement that the Company and the Executive amend the Original Agreement in order to effect certain agreed upon changes to the Original Agreement; and

     WHEREAS, Executive and Company now desire to amend and restate the Original Agreement to, among other things, effect the changes to the Original Agreement and to make the other changes and modifications to the Original Agreement set forth herein; and
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     WHEREAS, from an after the Effective Date hereof, this Agreement shall supercede and replace the Original Agreement, in its entirety.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound hereby, agree as follows:

     1. TITLE AND RESPONSIBILITIES. Executive shall continue to be employed as the President and Acting CEO of the Company. Executive shall have responsibility for managing the day to day affairs of the Company, subject to policies and procedures established by, the ultimate authority of and the oversight and supervision of, the Board. Executive shall report directly to the Board.

     2.   BASE SALARY AND BONUS(ES).

          a. BASE SALARY. Executive's salary shall be $400,000, on an annualized basis ("BASE SALARY"), payable in accordance with the Company's standard and customary payroll practices. Executive's Base Salary shall be subject to annual review and adjustment by the Board, in its sole and absolute discretion.

          b. RETENTION BONUS. Executive shall be entitled to receive a cash retention bonus in the amount of $2,729,258 (the "RETENTION BONUS"), payable as follows: (i) $711,984 was paid to Executive on the effective date of the Original Agreement; and (ii) $2,017,274 will be earned, and accrue, in nineteen
(19) equal monthly installments of $106,172.32 per month (the "MONTHLY RETENTION BONUS"), starting with June 2001 and ending with December 2002, so long as Executive is employed by the Company on the last business day of each such month. The Monthly Retention Bonus for June was paid on June 30, 2001. The Monthly Retention Bonus for July 2001 will be paid on July 31, 2001, in accordance with the Company's standard and customary bonus payment practices, so long as Executive is employed by the Company on July 31, 2001. The Monthly Retention Bonus payments for the period August 1, 2001 through December 31, 2002, to the extent earned and accrued, will be paid in accordance with Sections
6. and 7. below.

          c. ANNUAL BONUS. Executive shall be entitled to receive a guaranteed annual cash bonus, payable quarterly in arrears, in an amount equal to sixty percent (60%) of Executive's annual Base Salary ("ANNUAL BONUS"). The Annual Bonus shall be guaranteed through December 31, 2002. The Annual Bonus each year shall be paid in accordance with the Company's standard and customary executive management annual bonus payment practices, so long as Executive is employed by the Company on the last business day of the applicable Annual Bonus payment period.

     3.   TERM.

          a. TERM. The term ("TERM") of this Agreement will commence on the Effective Date and will expire on January 2, 2003, unless renewed as provided for in Section 3.b. below or unless this Agreement is terminated before January 2, 2003 by Executive or the
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Company. The term of the Original Agreement commenced as of June 1, 2001, and will expire on and as of the Effective Date of this Agreement. It is intended that (i) the terms and conditions of this Agreement shall govern during the Term of this Agreement and (ii) the terms and conditions of the Original Agreement shall govern during the term of the Original Agreement.

          b. RENEWAL TERM(S). The Term shall automatically renew for successive one (1) year periods from the then scheduled expiration date unless, not less than 90 days prior thereto, either the Company or the Executive notifies the other of its or his intention not to renew, in which case this Agreement shall expire at the end of the then current Term.

     4.   BENEFITS AND OTHER MATTERS.

          a. INSURANCE. The Company will provide retirement, employee health and welfare, and fringe benefit plans to Executive no less favorable than those generally made available to the Company's executive employees. Executive will be fully vested for all purposes under all such plans, other than any tax-qualified Company retirement plans.

          b. PTO. Executive will be entitled to 120 hours of personal time off, on an annualized basis ("PTO"). Unused PTO will accrue indefinitely up to a maximum of 160 hours (accrued PTO in excess of 160 accrued hours will be forfeited). Upon expiration of this Agreement or termination of Executive's employment for any reason, Executive will be entitled to receive payment for any accrued but unused PTO (up to the accrual limitation set forth herein) through the date of termination at the rate of $192.31 per hour.

          c. REIMBURSEMENT OF EXPENSES. The Company will reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive (in accordance with the Company's published expense reimbursement policies, as amended from time to time) in connection with performing his obligations hereunder upon receipt from Executive of standard documentation supporting such expenses.

     5.   PROPRIETARY INFORMATION AGREEMENT; NON-COMPETE AGREEMENT.

          a. PROPRIETARY INFORMATION AGREEMENT. Executive hereby affirms the validity, to the extent of applicable law, of that certain Employee Proprietary Information and Inventions Agreement, dated as of April 17, 1999, by and between Executive and the Company ("PROPRIETARY INFORMATION AGREEMENT").

          b. NON-COMPETE AGREEMENT. Executive hereby affirms the validity, to the extent of applicable law, of that certain Non-Compete Agreement, dated as of April 17, 1999, by and between Executive and the Company ("NON-COMPETE AGREEMENT").

          c. ENFORCEMENT OF PROPRIETARY INFORMATION AGREEMENT AND NON-COMPETE AGREEMENT. If a determination is made that any temporal, territorial or activity-related restriction contained in the Proprietary Information Agreement and/or Non-Compete Agreement is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be
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enforced to the maximum extent permitted by law, and the Parties agree that the
Proprietary Information Agreement and/or Non-Compete Agreement may be judicially reformed, revised, modified or partially enforced in any proceeding brought to enforce agreement or portion thereof. Subject to the foregoing, if any provision of the Proprietary Information Agreement and/or Non-Compete Agreement is deemed invalid or unenforceable by a court of law, such provision shall be considered to be automatically deleted therefrom. However, any such deletion shall apply only to that portion of any provision so adjudicated, and the operation of such provision shall only be deemed inapplicable in the particular jurisdiction in which the adjudication is made.

     6.   TERMINATION.

          a. GENERAL. The Company may terminate Executive's employment at any time, with or without Cause (as defined below), subject to the provisions hereof. Executive may terminate his employment at any time, with or without Good Reason (as defined below), subject to the provisions hereof.

          b. TERMINATION BY THE COMPANY WITH CAUSE, TERMINATION BY EXECUTIVE WITHOUT GOOD REASON OR NONRENEWAL OF THIS AGREEMENT UNDER SECTION 3 ABOVE. If
(i) the Company terminates the employment of Executive with Cause or (ii) the Executive terminates his employment without Good Reason or (iii) either Party properly elects not to renew the Term of this Agreement pursuant to Section 3 above, Executive shall be entitled to receive (A) the amount of any accrued but unpaid Base Salary, accrued but unpaid Annual Bonus payments and all other accrued but unpaid employee benefits to which Executive is entitled through the date of termination plus (B) unreimbursed expenses properly incurred through the date of termination.

          c. TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON.

               i. PRIOR TO A SUCCESSFUL RESTRUCTURING. If, prior to the occurrence of a Successful Restructuring (as defined in Section 7.a. below), (A) the Company terminates the employment of Executive without Cause or (B) Executive terminates his employment for Good Reason, Executive shall be entitled to receive (1) the amount of any accrued but unpaid Base Salary, accrued but unpaid Annual Bonus payments, accrued but unpaid Retention Bonus payments and all other accrued but unpaid employee benefits to which Executive is entitled through the date of termination, (2) fifty percent (50%) of all remaining unaccrued and unpaid Retention Bonus payments, but in no event less than one (1) year's Base Salary (as in effect at such time), (3) unreimbursed expenses properly incurred through the date of termination and (4) the Restructuring Payments in accordance with Section 7.d. in the event the Company consummates a Successful Restructuring.

               ii. SUBSEQUENT TO A SUCCESSFUL RESTRUCTURING.If, subsequent to the occurrence of a Successful Restructuring (as defined in Section 7.a. below),
(A) the Company terminates the employment of Executive without Cause or (B) Executive terminates his employment for Good Reason, Executive shall be entitled to receive (1) the amount of any
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accrued but unpaid Base Salary, accrued but unpaid Annual Bonus payments, accrued but unpaid Retention Bonus payments (if any, after taking into account payments received under Section 7.a. below), accrued but unpaid Restructuring Payments (if any, after taking into account payments received under Section 7.a. below) and all other accrued but unpaid employee benefits to which Executive is entitled through the date of termination and (2) unreimbursed expenses properly incurred through the date of termination.

          d.   DEFINED TERMS. For purposes of this Agreement:

               i. "CAUSE" shall be limited to the following: (A) deliberate dishonesty or willful misconduct in the performance of Executive's responsibilities resulting in a material adverse effect on the Company's business, financial condition or operational results; (B) Executive shall be convicted of a felony, or plea of NOLO CONTENDERE thereto, involving moral turpitude which materially adversely reflects on the Company; or (C) breach by Executive of his Proprietary Information Agreement and/or Non-Compete Agreement. A determination that Cause exists shall be made by the Board, acting reasonably and in good faith, which determination shall be final and binding on all Parties.

               ii. "GOOD REASON" shall mean termination at the election of Executive based on (A) or (B) below (provided that Employee gives written notice of his intention to terminate employment within thirty (30) days of the date on which the event described in (A) or (B) occurs and that the Company shall have thirty (30) days from the receipt of such notice to cure any such defects) or by reason of the occurrence of an event described in (C) below:

                    (A) Without Executive's express written consent, the assignment of Executive to a position other than President and Acting CEO of the Company with day-to-day responsibility and authority for the operation of the business of the Company or a material diminution in Executive's duties as President and Acting CEO, except in connection with the termination of his employment by the Company with Cause, normal retirement, death or disability of Executive (see clause (C.) below) or termination by the Executive without Good Reason;

                    (B) A reduction in Executive's fringe or retirement benefits that is not applied by the Company to executives generally or, in the case of any benefit unique to Executive, a material reduction in such benefit, or a reduction by the Company in Executive's Base Salary, Annual Bonus amount, Retention Bonus amount, Success Payments or severance or Executive is required to return to the Company any previously received Base Salary, Annual Bonus amount, Retention Bonus amount, Success Payments or severance amounts; or

                    (C) Executive dies or becomes mentally or physically disabled for such period of time and under circumstances which entitle Executive to receive disability benefits under the terms of the Company's long-term disability insurance policy then maintained by the Company.
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     7.   RESTRUCTURING TRANSACTION.

          a. GENERAL. Upon the occurrence of all of the following three events (the date that all three events occurs is referred to herein as the "RESTRUCTURING DATE"), (i) consummation of a Restructuring Transaction (as defined in Section 7.b. below), (ii) approval of a Plan of Reorganization (as defined in Section 7.c. below) by the Bondholder Class (as defined in Section 7.c. below) and (iii) the order of the Bankruptcy Court (as defined in Section 7.c. below) confirming the Plan of Reorganization becoming final (the occurrence of all three such events being referred to herein as a "SUCCESSFUL RESTRUCTURING"), Executive shall be entitled to receive (A) the amount of any accrued but unpaid Base Salary, accrued but unpaid Annual Bonus payments, accrued but unpaid Retention Bonus payments and all other accrued but unpaid employee benefits to which Executive is entitled through the Restructuring Date,
(B) the Earned Portion (as defined in Section 7.d. below) of all remaining as-yet unaccrued and unpaid Retention Bonus payments and (C) the Restructuring Success Bonus (as defined in Section 7.d. below). The Earned Portion (as defined in Section 7.d. below) of all remaining as-yet unaccrued and unpaid Retention Bonus payments and the Restructuring Success Bonus are collectively referred to herein as the "RESTRUCTURING PAYMENTS."

          b. RESTRUCTURING TRANSACTION. The term "RESTRUCTURING TRANSACTION" means (i) any joint venture, strategic alliance, recapitalization, sale, merger, consolidation, or any other business combination or reorganization, in one or a series of related transactions, as a result of which any "person" or "group" (as such terms are defined in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company, one or more of its subsidiaries or any of its affiliates (including any employee benefit plan thereof) (A) becomes the "beneficial owner," directly or indirectly, of thirty percent (30%) or more of (1) the outstanding equity securities of the Company, determined on a fully diluted basis, including all options, warrants or other convertible securities or (2) the combined voting power of all classes of equity securities entitled to vote, determined on a fully diluted basis, including all options, warrants or other convertible securities or (3) the equity securities of any entity that owns all or substantially all of the assets of the Company (transactions described in (1), (2) and (3) being referred to herein as "EQUITY TRANSACTIONS") or (B) acquires assets representing thirty percent (30%) or more of the total assets of the Company, on a consolidated basis (an "ASSET TRANSACTION") or (ii) a liquidation, wind-down or dissolution of the Company (a "LIQUIDATION"). A Restructuring Transaction includes any Equity Transaction, Asset Transaction or Liquidation, whether or not the Company has filed for protection under federal bankruptcy law or has availed itself of any similar state law proceeding or other similar proceeding or arrangement.

          c. PLAN OF REORGANIZATION; BANKRUPTCY COURT; BONDHOLDER CLASS; NOTES. The term "PLAN OF REORGANIZATION" means a plan of reorganization, within the meaning of Chapter 11. The term "BONDHOLDERS CLASS" means the class of creditors in the Company's Chapter 11 case (the "CHAPTER 11 CASE") comprised of the holders of the Company's 13-1/2% Senior Discount Notes due 2008 (the "1998 NOTES"), 12-3/4% Senior Notes due 2009 (the "1999 NOTES") and 14% Senior Notes due 2010 (the "2000 NOTES" and, along with the 1998 Notes and the 1999 Notes, the "NOTES"). The term "BANKRUPTCY COURT" means the federal bankruptcy court having jurisdiction over the Company's Chapter 11 Case.
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          d.   EARNED PORTION OF THE RETENTION BONUS; RESTRUCTURING SUCCESS
BONUS. The "EARNED PORTION" of the Retention Bonus and the "RESTRUCTURING SUCCESS BONUS" shall be based on the amount of the Bondholder Recovery (as defined below), determined in accordance with the following table:

            AGGREGATE                           EARNED PORTION OF          RESTRUCTURING SUCCESS
        BONDHOLDER RECOVERY                  RETENTION BONUS (STATED              BONUS
                                                AS A PERCENTAGE)
$0 - $49,999,999.99                                   20%                           --
$50,000,000.00 - $99,999,999.99                       40%                        $ 75,000
$100,000,000.00 - $149,999,999.99                     60%                        $150,000
$150,000,000.00 - $199,999,999.99                     80%                        $250,000
$200,000,000.00 and above                            100%                        $500,000

          The term "BONDHOLDER RECOVERY" shall mean the total amount of cash and the fair market value (on the date of determination) of all other property (including all debt securities, common equity securities, preferred equity securities, warrants, options or similar rights of the Company) distributed to the Bondholder Class pursuant to the Plan of Reorganization, exclusive of any funds distributed to the Bondholder Class out of the escrow fund created under that certain Pledge and Escrow Agreement, dated as of April 23, 1999, by and between the Company, as pledgor, and State Street Bank and Trust Company of California, N.A., as trusteee.

     8. ARBITRATION. Subject to Section 10.b. below, the Parties hereto agree to submit any dispute hereunder to binding arbitration. Arbitration shall be conducted in Denver, Colorado, under the commercial rules of the American Arbitration Association ("AAA") by a panel of three (3) arbitrators. The aforementioned arbitrators shall be chosen as follows: The Company and Executive shall each designate one arbitrator from a list of acceptable and qualified arbitrators which will be provided by the AAA. The two arbitrators so designated shall then choose the panel's third arbitrator who shall be an attorney-at-law and who shall serve as the Chairman of the panel; provided that if either Party fails to designate an arbitrator within ten (10) days of receipt of AAA's list or if the two arbitrators are unable to agree on the appointment of the third arbitrator within 10 days of the later of the date of their respective appointments, such arbitrator shall be designated by AAA. If any arbitrator resigns or is unable to continue serving as such, the successor to such arbitrator shall be appointed by the Party who appointed such arbitrator or by the remaining arbitrators if they appointed such arbitrator, or by the AAA, as the case may be. A stenographic record of the arbitration must be maintained, the panel, including the successor arbitrator, may rely on such record and no rehearing shall be required. Subject to Section 10.k. hereof, each of the Parties shall pay the fees and expenses of the arbitrator appointed by it and each shall pay one-half (1/2) of the fees and expenses of the third arbitrator and any other expenses of the arbitration, unless the arbitrators determine that the losing Party shall bear the cost of the arbitration. The decision of the arbitrators with respect to any issues subject to arbitration shall be final and binding on the Parties and may be entered into any court of competent jurisdiction by either Party, or application may be made to such court for judicial
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confirmation of the award and order of enforcement, as the case may be. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. Notwithstanding the foregoing, it is hereby agreed that no arbitration panel shall have any power to (a) add to, alter or modify the terms and conditions of this Agreement, (b) decide any issue which does not arise from the interpretation or application of the provisions of this Agreement or (c) award any punitive damages under this Agreement.

     9. INDEMNIFICATION. The Company hereby agrees to indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, costs and expenses of counsel) or other liabilities ("LIABILITIES") resulting from any Covered Claim (as defined below)); provided, however, that the indemnification provided under this Section 9 shall not exceed the sum of the following three items: (a) the funds held by The Bank of Cherry Creek, N.A., as trustee (the "TRUSTEE"), pursuant to that certain Agreement and Declaration of Trust, dated as of July 6, 2001, by and between the Company, as settlor, and the Trustee, the purpose of which is to fund payments to employees of the Company under the Company's 2001 Retention Program (the "RETENTION TRUST," which was originally funded with $7.0 million), (b) the funds held by the Trustee, pursuant to that certain Agreement and Declaration of Trust, dated as of July 6, 2001, by and between the Company, as settlor, and the Trustee, the purpose of which is to fund payments to employees of the Company under the Company's Severance Policy and Paid Time Off and Family Medical Leave Act Policy (the "SEVERANCE TRUST," which was originally funded with $7.4 million) plus (c) $1.625 million of severance payable, if earned, to the six (6) senior executives (not including Executive and Jay Braukman, the Chief Financial Officer of the Company) under the Company's Severance Policy, which amounts were not placed in the Severance Trust (the "SENIOR EXECUTIVE SEVERANCE"); and, provided further, that the indemnification provided herein is intended to supplement and enhance (and is not intended to reduce or to be in lieu of) the rights of indemnity that the Executive has or may have against the Company, including, but not limited to, the rights of indemnity afforded the Executive under (i) any other indemnity documents, agreements or instruments between the Executive and the Company, (ii) the articles of incorporation and/or bylaws of the Company and (iii) the applicable provisions of the Delaware General Corporation Law. A "COVERED Claim" is defined to mean any claim asserted against the Executive under, arising out of or by reason of the Colorado Wage Act (as defined in Section 10.g. below), which claim is, or was intended to be, covered by and paid out of the funds held in the Retention Trust, the Severance Trust and/or reserved for payment of the Senior Executive Severance.

     10.  GENERAL.

          a. SEVERABILITY. The Company and Executive agree that the agreements and provisions contained in this Agreement are severable and divisible, that each such agreement and provision does not depend upon any other provision or agreement for its enforceability, and that each such agreement and provision set forth herein constitutes an enforceable obligation between the Parties. Consequently, the Parties agree that neither the invalidity nor the unenforceability of any provision of this Agreement shall affect the other provisions, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable provision were omitted.

          b. SPECIFIC PERFORMANCE. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of the Proprietary Information Agreement and/or Non-Compete Agreement hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

          c. WAIVER, MODIFICATION. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company or such officer as may be specifically designated by the Board. No waiver by either Party hereto at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions of this Agreement at the same or any prior or subsequent time.

          d. SUCCESSORS; BINDING AGREEMENT. Executive hereby consents and agrees that the Company may require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any division of the Company by which the Executive is employed to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place or, in the event the Company remains in existence, the Company may continue to employ the Executive under the terms hereof. Except in accordance with the foregoing sentence, this Agreement may not be assigned by the Company. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, estate, trustees, administrators, successors, heirs, distributees, devisees and legatees. This Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive.

          e. SURVIVAL. Notwithstanding anything to the contrary herein, in the event of a termination of this Agreement, the provisions of Section 5 and
Section 10.b. above shall survive and be enforceable in accordance with their terms.

          f. ENTIRE AGREEMENT. From and after the Effective Date, this Agreement supersedes all prior agreements, negotiations and understandings of any kind with respect to the subject matter hereof (including Executive's offer letter, dated as of April 16, 1999, and Executive's Original Agreement) and constitutes the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect upon the Parties.

          g. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws rules. Notwithstanding anything herein to the contrary, it is the express intent of the Parties that all of the Company's monetary obligations to Executive hereunder shall be considered "wages" or "compensation," as defined in C.R.S. Section 8-4-101 ET. SEQ. (2001) (known as the Colorado Wage Act), and that Executive shall be entitled to all of the rights, benefits and protections afforded an "employee," as defined in C.R.S. Section 8-4-101, for all purposes of the Colorado Wage Act.

          h. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          i. HEADINGS. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

          j. WITHHOLDING TAXES. Notwithstanding anything herein to the contrary, all amounts payable to Executive under this Agreement shall be subject to withholding by the Company for federal, state, local and other withholding taxes, as well as for the portion of the cost of such employee benefits elected by Executive for which Executive is responsible for paying (such as, Executive's portion of any life or health, dental or other insurance premiums, etc.). In addition, the Company shall have the right to offset against any amounts payable to Executive hereunder all amounts, if any owed, by Executive to the Company.

          k. ENFORCEMENT. If either Party is required to arbitrate or seek judicial enforcement of his or its rights under this Agreement, the Party prevailing in such proceeding shall be entitled to be reimbursed by the other for all reasonable attorneys' fees and expenses.

          l. VALID AND BINDING. The Company represents that it has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement, and that this Agreement is valid, binding and enforceable against the Company in accordance with its terms.

          m. NOTICES. All notices or other communications in connection with the Agreement shall be in writing and may be given by personal delivery or mailed, certified mail, return receipt requested, postage prepaid or delivered by a nationally recognized overnight courier to the Parties at the addresses set forth below (or at such other address as the Company or Executive may specify in a notice to the Executive or Company, as the case may be):

          If to the Company:

               Rhythms NetConnections Inc.
               9100 East Mineral Circle
               Englewood, Colorado 80112
               Fax No.: 303/476-5700
               Attention: Chief Financial Officer

               with a copy to:

               Brownstein Hyatt & Farber, P.C.
               410 17th Street, Suite 2200
               Denver, Colorado 80202
               Fax No:  303/223-0970
               Attn:  John L. Ruppert, Esq.

          If to Executive:

               Steve Stringer





            [THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.


                                        RHYTHMS NETCONNECTIONS INC.

                                        By:
                                           ---------------------------
                                        Name:
                                             -------------------------
                                        Title:
                                              ------------------------


                                        STEVE STRINGER

                                        ------------------------------